Exhibit 10(5)
NORTHROP GRUMMAN CORPORATION
SPECIAL OFFICER RETIREE MEDICAL PLAN
(As Amended and Restated Effective April 1, 2007)
ARTICLE 1 INTRODUCTION
1.01	Purpose. The purpose of the Northrop Grumman Corporation Special Officer Retiree Medical Plan (“Plan”) is to provide lifetime retiree medical benefits to eligible elected officers of Northrop Grumman Corporation (“the Company”) and their eligible dependents. This Plan provides for the continuation of welfare benefits to a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 29 CFR section 2520.104-24 and Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”).
1.02	Substantive Benefits. This document describes the standard eligibility provisions and terms of coverage under the Plan. The actual medical benefit coverage will be provided pursuant to the terms of the Northrop Grumman Executive Medical Plan (“Executive Medical Plan”) as amended from time to time.
ARTICLE 2 DEFINITIONS
2.01	Board. The Company’s Board of Directors.
2.02	Committee. The Compensation and Management Development Committee of the Board.
2.03	Continuation Coverage. Coverage under the Plan that, as of the time the coverage is provided, is identical to the coverage as provided under the Plan to similarly situated persons with respect to whom a Qualifying Event has not occurred.
2.04	Continuation Coverage Election Period. The period beginning on the date of the Qualifying Event and ending sixty (60) days after the later of (a) the date the Qualified Beneficiary would lose coverage on account of a Qualifying Event, or (b) the date that the Qualified Beneficiary is provided with notice of his or her right to elect Continuation Coverage.
2.05	Grandfathered Participants. Participants who were actively employed by the Company on September 30, 2003.
2.06	Participant. An elected officer of the Company who is designated by the Board or the Committee as eligible to participate in the Plan.
2.07	Prior Plan. The Northrop Grumman Special Officer Retiree Medical Plan as in effect prior to October 1, 2003.
2.08	Qualified Beneficiary. A Vested Participant’s spouse or dependent who, on the day before a Qualifying Event, is covered under the Plan. In the case of a Qualifying Event described in subsection 2.09(iv) below, Qualified Beneficiary means a Vested Participant who had retired on or before the date of substantial elimination of coverage and any person who on the day before the Qualifying Event is the spouse or Surviving Spouse of the retired Vested Participant or a covered dependent child of the retired Vested Participant or Surviving Spouse.
2.09	Qualifying Event. Any of: (i) the death of a retired Vested Participant, but only with respect to a beneficiary who is not the Surviving Spouse of the retired Vested Participant; (ii) the divorce or legal separation of a retired Vested Participant from his spouse; (iii) a dependent child ceasing to be eligible for coverage as dependent child of a retired Vested Participant under the dependent eligibility provisions of the Executive Medical Plan; or (iv) a proceeding in a case under Title 11 of the United States Code with respect to the Company; provided, however, that any such event will be a Qualifying Event only if it will cause the Qualified Beneficiary an immediate or deferred loss of coverage under the Plan. For purposes of this subsection, a loss of coverage means to cease to be eligible for benefits under the Plan under the same terms and conditions as in effect immediately before the Qualifying Event. A loss of coverage will be considered a deferred loss of coverage for purposes of this provision if the loss of coverage does not occur at the time of the Qualifying Event but occurs before the end of what would be the maximum period of Continuation Coverage under section 8.04 below. In the case of a Qualifying Event described in (iv), a loss of coverage includes a substantial elimination of coverage with respect to a Qualified Beneficiary within one year before or after the date of commencement of the bankruptcy proceeding.

2.10	Retired Participants. Vested Participants who retired and commenced benefits under the Plan prior to October 1, 2003.
2.11	Surviving Spouse. The individual to whom the Vested Participant is legally married under applicable State law at the time of the Vested Participant’s death.
2.12	Vested Participant. A Participant with either five years of Vesting Service as an elected officer or 30 years of total service with the Company and its affiliates.
2.13	Vesting Service. Vesting Service is service performed while eligible to participate in the Plan. The Board or the Committee may, in its discretion, grant Vesting Service outright or designate other types of service as Vesting Service. Such grants or designations will be set forth in an Appendix to this Plan.
ARTICLE 3 ELIGIBILITY AND BENEFITS
3.01	Eligibility. Eligibility for the Plan is limited to those elected officers of the Company who are designated as eligible to participate in the Plan by the Board or the Committee. The eligible spouse and dependents of a Vested Participant will be eligible for benefits under the Plan commencing at the same time the Vested Participant’s benefits commence. Spouse and dependent eligibility will be determined in accordance with the terms of the Executive Medical Plan.

3.02	Revocation of Eligibility. The Board or Committee may revoke a non-Vested Participant’s Plan eligibility without the Participant’s consent. The Board or Committee may revoke a Vested Participant’s or Surviving Spouse’s Plan eligibility, provided that the Vested Participant or, after the Participant’s death, his or her Surviving Spouse, consents to the revocation.
3.03	Automatic Cessation of Eligibility. A Participant who is not a Vested Participant will automatically cease to be a Participant under the Plan upon the earlier of the following: (i) the date the Participant terminates employment with the Company; or (ii) the date the Participant ceases to be an elected officer of the Company. However, the Board or the Committee may make provision for a Participant who ceases to be an elected officer of the Company, but does not terminate employment with the Company, to continue to accrue service credited toward becoming a Vested Participant. The spouse or dependent of a Participant will cease to be eligible for benefits under the Plan upon the earlier of the following: (i) the date the Participant ceases to be a Participant under the Plan; or (ii) the date the spouse or dependent ceases to be eligible in accordance with the terms of the Executive Medical Plan.
3.04	Plan Freeze. No elected officer whose date of election is effective after March 31, 2007 shall be designated as eligible to participate in the Plan. An elected officer who is a Participant as of March 31, 2007 may continue to earn Vesting Service after that date in accordance with the terms of the Plan.
ARTICLE 4 COMMENCEMENT OF BENEFITS AND COSTS
4.01	Commencement of Benefits. Benefits for Vested Participants commence at retirement from the Company at age 65 or later.
4.02	Early Commencement of Benefits. If a Vested Participant has attained the age of 55 and has at least ten years of Vesting Service, such Vested Participant may elect to commence benefits coincident with retirement from the Company before age 65. If the election to commence is not made at the time of retirement, the Vested Participant and his or her dependents cease to be eligible for the Plan. No subsequent election to commence benefits will be allowed.
4.03	Surviving Spouse Benefit. If a Vested Participant dies before retiring from the Company, the Vested Participant’s Surviving Spouse may elect to commence benefits as of the first of the month coincident with or after the Vested Participant would have attained age 65 or, if the Vested Participant had ten years of Vesting Service at the time of death, as of the first of the month coincident with or after the Vested Participant would have attained age 55.
4.04	Duration of Benefits. Subject to the Company’s right to amend or terminate the Plan (as limited by subsection 6.01(b)), coverage under the Plan will be provided for the life of the Vested Participant and the life of his or her Surviving Spouse, if any. Eligible dependent coverage will only be available during the life of the Vested Participant and the life of his or her Surviving Spouse, if any, subject to ARTICLE 8.

4.05	Coverage Provided. This medical coverage will be provided pursuant to the terms of the Executive Medical Plan, as such Executive Medical Plan is modified from time to time for active executives.
4.06	Medicare. A Vested Participant, spouse or Surviving Spouse must enroll in Medicare Parts A and B when first eligible in order to receive benefits under this Plan. If he or she fails to enroll, coverage under this Plan will cease upon the date the Vested Participant, spouse or Surviving Spouse first becomes eligible for Medicare Parts A and B.
4.07	Costs of Coverage.
(a)	The Vested Participant (or Surviving Spouse, following the death of a Vested Participant) will be responsible for any participant cost items, such as contributions toward the cost of coverage, copayments, and deductibles, as determined by the Company in its discretion and described in the Executive Medical Plan; provided, however, that subject to subsection (b) below, the level of participant contributions toward the cost of coverage will be frozen as of the date the Vested Participant commences benefits under this Plan.

(b)	A Vested Participant’s or Surviving Spouse’s contribution toward the cost of coverage may vary based on the level of coverage (one-person, two or more persons, etc.) in effect.
4.08	Cessation of Coverage. Eligibility for the continuation of executive medical benefits pursuant to the Plan will cease if any payment required to be made by the Vested Participant or dependent (for example, participant contributions, copayments or deductibles) is not timely paid in accordance with procedures established by the Company.
ARTICLE 5 SPECIAL COVERAGE PROVISIONS
5.01	Retired Participants. Retired Participants were given the opportunity to elect to be covered under the terms of this Plan (effective January 1, 2004) or to continue to be covered under the terms of the Prior Plan. Retired Participants who elected to be covered by the Prior Plan will be covered under and subject to the terms of the Prior Plan attached hereto as Exhibit A and their required contributions for coverage will be equal to their required contribution under the Prior Plan as of October 1, 2003.
5.02	Grandfathered Participants. Grandfathered Participants have the right, if otherwise eligible for the Plan at the time of retirement, to elect to be covered under the terms of the Prior Plan or the Plan as in effect at the time of such Participant’s retirement. A Grandfathered Participant who elects to be covered under the terms of the Prior Plan will pay contributions for coverage equal to the rate in effect as of September 30, 2003. Such election will be made pursuant to forms and procedures specified by the Company.

ARTICLE 6 CHANGE IN CONTROL
6.01	Effect of Change in Control. Upon the occurrence of a “change in control” as defined in the Company’s Change-In-Control Severance Plan (as in effect at the time of the event), each of the following will occur:
(a)	The Participant will become a “Vested Participant.”

(b)	The Plan may not be terminated or amended in any manner that adversely affects the benefits of the Participant without his or her consent.

(c)	All Participant contributions, co-pays, deductibles and any other participant or dependent cost items pursuant to the terms of the Executive Medical Plan will be frozen as of the date of the change in control.
ARTICLE 7 CLAIMS AND APPEALS PROCEDURES
A claim or appeal relating to medical benefits under the Plan will be subject to the claims and appeals procedures set forth in the Executive Medical Plan. A claim or appeal relating to eligibility to participate in the Plan, status as a Vested Participant, required contributions or any other claim or appeal that is not a claim or appeal relating to a medical benefit under the Plan will be subject to the claims and appeals procedures set forth in the Executive Medical Plan, except that such claims will be decided by the Vice President, Compensation, Benefits and HRIS, or his or her delegate, who will be the claims administrator and the appropriate named fiduciary with respect to such claims.
ARTICLE 8 CONTINUATION OF COVERAGE
8.01	General. In addition to the Surviving Spouse coverage described above, temporary continued coverage under the Plan may be purchased after the date coverage would ordinarily terminate under the Plan as a result of a Qualifying Event.
8.02	Participant/Beneficiary Notice Requirements. In the case of the Qualifying Events described in subsections 2.09(ii) and (iii) above, the retired Vested Participant or his or her spouse or dependent must provide notice of the occurrence of the Qualifying Event not later than 60 days after the occurrence. Such notice must be provided to the COBRA administrator for the Executive Medical Plan.
8.03	Availability of Continuation Coverage. Upon the occurrence of a Qualifying Event, each Qualified Beneficiary will be offered an opportunity to purchase continuation coverage under the Plan. The election to purchase Continuation Coverage must be made during the Continuation Coverage Election Period in such form and manner as the Company prescribes. A Qualified Beneficiary who fails to elect Continuation Coverage during the Continuation Coverage Election Period following a Qualifying Event will not be entitled to elect Continuation Coverage with respect to such Qualifying Event.

8.04	Period of Continuation Coverage. Continuation Coverage as elected by the Qualified Beneficiary will extend for the period beginning on the date of loss of coverage as a result of the Qualifying Event and ending on the earliest of the following dates:
(a)	If the Qualifying Event was divorce or legal separation, death of the retired Vested Participant, or loss of dependent child status, 36 months after the date Continuation Coverage began;

(b)	If the Qualifying Event was a proceeding in a case under Title 11 of the United States Code: (i) for a Qualified Beneficiary who is the retired Vested Participant, the retired Vested Participant’s date of death; (ii) for a Qualified Beneficiary who is the Surviving Spouse or dependent child of the retired Vested Participant, 36 months after the date of death of the retired Vested Participant;

(c)	The first day for which timely payment for Continuation Coverage is not made with respect to the Qualified Beneficiary as provided in section 8.05 below;

(d)	The date upon which the Company ceases to maintain any group health plan;

(e)	The date upon which the Qualified Beneficiary first becomes covered under another group health plan after the date Continuation Coverage is elected; provided, Continuation Coverage will not terminate if the other group health plan contains an exclusion or limitation with respect to any preexisting condition that affects the Qualified Beneficiary, unless that limitation or exclusion does not apply to the Qualified Beneficiary because of the requirements of the Health Insurance Portability and Accountability Act of 1996;

(f)	The date that the Qualified Beneficiary first becomes entitled to Medicare benefits under Title XVIII of the Social Security Act after the date Continuation Coverage is elected.
Notwithstanding anything herein to the contrary, the Company may terminate the Continuation Coverage of a Qualified Beneficiary on the same basis that the Company terminates coverage under the Plan for a similarly situated Participant with respect to whom a Qualifying Event has not occurred.
8.05	Payment for Continuation Coverage.
(a)	Each Qualified Beneficiary who has elected to purchase Continuation Coverage will make a monthly payment to the Company in an amount up to 102% of the applicable premium determined in accordance with Internal Revenue Code Section 4980B(f)(4).

(b)	The payment for the period of Continuation Coverage beginning on the date a Qualified Beneficiary would otherwise lose coverage as a result of a Qualifying Event and ending on the last day of the month during which the Qualified Beneficiary elects Continuation Coverage will be due on the date the Qualified

Beneficiary elects Continuation Coverage and payment made within forty-five (45) days of such date will be deemed timely payment. The monthly payments for the remainder of the period of Continuation Coverage will be due as of the first day of the month for which the coverage is provided and payment made within thirty (30) days of the due date for each monthly installment will be deemed timely payment.
ARTICLE 9 GENERAL PROVISIONS
9.01	Amendment and Plan Termination. Except as provided in ARTICLE 6, the Company may amend or terminate the Plan at any time for any reason. No amendment or termination of the Plan will affect the terms of the Prior Plan with respect to: (i) a Grandfathered Participant who as of the date of such amendment or termination has not retired; (ii) a Grandfathered Participant who as of the date of such amendment or termination has retired and elected to be covered under the terms of the Prior Plan; or (iii) a Retired Participant who elected to be covered under the terms of the Prior Plan.
9.02	Assignment of Benefits. A Vested Participant or dependent may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.
9.03	Nonduplication of Benefits. This Section applies if the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any coverage due the Participant (or his or her dependent) under the Plan will be reduced by the actuarial value of the coverage extended or payments made to such other person or entity.
9.04	Medicare Primary. Medicare coverage is primary to coverage offered pursuant to the Plan. Plan coverage will be secondary to Medicare to the maximum extent permissible under law.
9.05	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to continue eligibility for executive medical coverage pursuant to the terms of the Plan.
9.06	Construction. The Committee will have full and sole discretionary authority to determine eligibility, construe and interpret the terms of the Plan, and determine factual issues, including the power to remedy possible ambiguities, inconsistencies or omissions.
9.07	Governing Law. This Plan will be governed by the law of the State of California, except to the extent superseded by federal law.
9.08	Actions By Company. Any powers exercisable by the Company under the Plan will be exercised by written resolution adopted by the Board, the Committee or the delegate of either. The Board or the Committee may by written resolution delegate any of its powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

9.09	Non-Standard Provisions. The Board or Committee may in their discretion apply eligibility requirements or terms of coverage other than the standard provisions with respect to an individual. Any such nonstandard terms shall be stated in Appendix A.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora Catsavas
Vice President, Compensation, Benefits and HRIS

Date:	4/17/07

APPENDIX A
Special Provisions Applicable to Sandra J. Wright
Notwithstanding her change to the position of Vice President, Financial Planning and Analysis (an appointed officer position) effective April 20, 2005, Sandra J. Wright will continue to be considered a Participant for purposes of the Plan and her service with the Company after that date will be taken into account under the Plan for purposes of determining whether she is considered a Vested Participant under the Plan.
Special Provision Applicable to Thomas C. Schievelbein
Effective as of November 1, 2004, Thomas C. Schievelbein will be considered a Vested Participant under the Plan.
Special Provision Applicable to Jerry Agee
Effective as of April 1, 2007, Jerry Agee will be considered a Vested Participant under the Plan.
Special Provision Applicable to James L. Sanford
Effective as of April 1, 2007, James L. Sanford will be considered a Vested Participant under the Plan.